Exhibit 10.03
Amendment Number 2 to Employment Agreement

This Amendment (the “Amendment”) to the Letter Agreement dated January 5, 2005 (the “Agreement”) by and between you, Jeffrey T. Housenbold, and Shutterfly, Inc. (the “Company”), as amended effective December 8, 2008, is effective as of March 12, 2009 (the “Effective Date”).

Recitals

Whereas, you and the Company have previously entered into an Agreement dated as of January 5, 2005, whereby the Company confirmed your employment upon certain terms and conditions;

Whereas, you and the Company have also previously entered into an amendment to the Agreement effective as of December 8, 2008 (“Amendment Number 1”); and

Whereas, you and the Company agree it is advisable to amend the Agreement further in order to align the length of time during which your options may be exercised after your disability or death;

Now, Therefore, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, you and the Company hereby agree to the following changes to the Agreement as follows:

Any capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Agreement.

(1)           The last paragraph of Section 3 of the Agreement, as it has been deleted and replaced by paragraph (1) of Amendment Number 1, is hereby deleted and replaced with the following:

In the event you terminate employment with the Company as a result of Involuntary Termination or Termination without Cause, each as defined below, you may exercise the outstanding, vested portion of any of your options for Company common stock during the twenty-four (24) month period commencing on the date of your termination of employment, provided, however, that in no event may any option be exercised after its expiration date.  In the event you terminate employment with the Company as the result of Termination for Disability, as defined below, or your death, the outstanding, vested portion of any of such options may be exercised during the twenty-four (24) month period commencing on the date of your Termination for Disability or your death, provided, however, that in no event may any option be exercised after its expiration date. In the event you terminate employment with the Company as a result of Voluntary Termination or Termination for Cause, you may exercise the outstanding, vested portion of any of such options during the period allowed under the 1999 Stock Plan or the Company’s 2006 Equity Incentive Plan, as applicable.

Except as specifically set forth above, all terms and conditions of the Agreement, as amended by Amendment Number 1 shall remain in full force and effect.  This Amendment shall be deemed to form an integral part of the Agreement, as amended by Amendment Number 1.  In the event of any inconsistency or conflict between the provisions of the Agreement, as amended by Amendment Number 1 and this Amendment, the provisions of this Amendment will prevail and govern.

This Amendment may be executed in counterparts and, upon delivery of counterparts which together show the execution by both parties hereto, shall constitute one agreement which shall inure to the benefit of and be binding upon the parties hereto.

In Witness Whereof, the parties hereto have caused this Amendment to be entered into as of the Effective Date.

Shutterfly, Inc.	Jeffrey T. Housenbold

By:/s/Mark J. Rubash	By: /s/Jeffrey T. Housenbold
Name: Mark J. Rubash
Title: Senior Vice President, Chief Financial Officer	Date: March 12, 2009